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                      AMENDMENT TO AGREEMENT BETWEEN ONCURE
                TECHNOLOGIES CORP. AND KAUFMAN FAMILY LTD. TRUST

         THIS AMENDMENT (this "Amendment"), dated this 28 day of December, 2001 (the "Effective Date"), by and among, KAUFMAN FAMILY LTD. TRUST, a ________ trust (the "Kaufman Trust"), Howard Kaufman, an individual ("Kaufman"), and ONCURE TECHNOLOGIES CORP., a Florida corporation ("OnCure), amends the agreement titled Agreement Between U.S. OnCure Technologies Corp. and Howard Kaufman, dated as of June 28, 2001, between Howard Kaufman and OnCure (the "Agreement"). As used in this Amendment, unless otherwise defined herein, terms defined in the Agreement shall have the meaning set forth therein when used herein.

                              W I T N E S S E T H:

         WHEREAS, Kaufman Trust is the beneficial owner of 175,000 shares of common stock, $0.001 par value per share, of OnCure (the "Common Stock");

         WHEREAS, pursuant to the terms of the Agreement, Kaufman Trust has the right to require OnCure to purchase an aggregate of 125,000 shares of Common Stock owned by Kaufman Trust at a purchase price equal to $2.00 per share (the "Put Right");

         WHEREAS, Kaufman Trust has agreed to forbear from exercising its Put Right with respect to one half of the shares of Common Stock subject thereto (or 62,500 shares);

         WHEREAS, pursuant to the terms of the Agreement, Kaufman Trust is entitled to receive interest payments on the value of the Put Right (i.e., $250,000) at a per annum rate equal to ten percent (10%);

         WHEREAS, Kaufman and OnCure desire to substitute Kaufman Trust for Kaufman under the Agreement; and

         WHEREAS, the parties desire to amend the Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.1 Parties.

         (1) The Agreement is hereby amended by deleting each reference to "Kaufman" and inserting in lieu thereof "Kaufman Trust."

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SECTION 1.2 Put Right.

         (1) Exercise. On the Effective Date, Kaufman Trust shall deliver stock certificates representing shares of Common Stock, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all Encumbrances (as defined below), to OnCure upon delivery by OnCure of an amount in cash equal to $125,000, payable by certified funds, bank check or wire transfer. In the event that the stock certificates delivered by Kaufman Trust represent an amount of Common Stock in excess of 62,500 shares of Common Stock, OnCure shall issue new stock certificates to Kaufman Trust in an amount equal to such excess shares. As used in this Amendment, "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law.

         (2) Future Exercise. Kaufman Trust shall have the right to require OnCure to purchase the remaining 62,500 shares of Common Stock underlying the Put Right, at a purchase price equal to $2.00 per share, in accordance with the schedule set forth below (the "Monthly Payment").

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   DATE                 AMOUNT OF SHARES TO BE PURCHASED     MONTHLY PAYMENT
   ----                 --------------------------------     ---------------
   -------------------------------------------------------------------------
   January 15, 2002                  5,208                      $10, 146
   -------------------------------------------------------------------------
   February 15, 2002                 5,208                       $10,146
   -------------------------------------------------------------------------
   March 15, 2002                    5,208                       $10,146
   -------------------------------------------------------------------------
   April 15, 2002                    5,208                       $10,146
   -------------------------------------------------------------------------
   May 15, 2002                      5,208                       $10,146
   -------------------------------------------------------------------------
   June 15, 2002                     5,208                       $10,146
   -------------------------------------------------------------------------
   July 15, 2002                     5,208                       $10,146
   -------------------------------------------------------------------------
   August 15, 2002                   5,208                       $10,146
   -------------------------------------------------------------------------
   September 15, 2002                5,208                       $10,146
   -------------------------------------------------------------------------
   October 15, 2002                  5,208                       $10,146
   -------------------------------------------------------------------------
   November 15, 2002                 5,208                       $10,146
   -------------------------------------------------------------------------
   December 15, 2002                 5,208                       $10,146
   -------------------------------------------------------------------------

         (3) Procedure for receiving the Monthly Payment. OnCure shall remit the Monthly Payment to Kaufman Trust on the fifteenth (15th) day of each month, but if such day is not a Business Day (as defined in Section 1.03 (b), below), then on the next succeeding Business Day to occur after such date, provided that: (i) OnCure receives notice from Kaufman Trust of its intent to exercise its Put Right for that month; and (ii) Kaufman Trust delivers stock certificates to OnCure which represent the amount shares of Common Stock to be acquired and which are duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all Encumbrances. Notice shall be deemed given by Kaufman Trust under this Amendment when it is received by OnCure either personally or by mail, facsimile or overnight courier on or before the tenth
(10th) day

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of the month. If mailed, notice shall be deemed to be effective three (3) days after deposited in registered or certified mail with postage thereon prepaid addressed when mailed to OnCure at:

                  OnCure Technologies Corp.
                  7450 East River Road, Suite 3
                  Oakdale, CA 95361
                  Attn: Jeffrey A. Goffman
                  Fax: (209) 848-5730

If given in any other manner, such notice shall be deemed to be effective (a) when given personally, (b) when given by facsimile (if followed by a copy delivered by registered or certified mail) or (c) one (1) day after given to a recognized national overnight courier to be delivered.

         (4) Forbearance. Kaufman Trust, in its sole and absolute discretion, shall have the right to forbear from exercising its Put Right, and receiving the corresponding Monthly Payment, in any monthly period. In the event that Kaufman Trust chooses not to exercise its Put Right in any month, Kaufman Trust shall have the right to require OnCure to purchase such shares of Common Stock in any subsequent monthly period up and until the Termination Date.

SECTION 1.3 Interest Payments.

         (1) On the Effective Date, OnCure shall pay an amount in cash equal to $24,362.41, payable by certified funds, bank check or wire transfer, for all accrued and unpaid interest owed by OnCure to Kaufman Trust as of the Effective Date, including without limitation, all interest payments owed to Kaufman Trust pursuant to the Agreement.

         (2) For the period commencing on the Effective Date and continuing through the Termination Date (as defined in Section 1.05, below), OnCure shall pay interest ("Interest") on the Value (as defined below) at a per annum rate equal to ten percent (10%). Interest on the Value shall accrue from the Effective Date until the Termination Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest shall be paid on the first day of each month; provided that, if any such day shall not be a Business Day (as defined below), Interest shall be payable on the next succeeding Business Day to occur after such date, beginning on January 1, 2002. Interest shall be payable in cash by certified funds, bank check or wire transfer. As used in this Amendment, "Value" shall mean the number shares of Common Stock that Kaufman Trust has the right to require OnCure to purchase multiplied by $2.00 and "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

SECTION 1.4 Event of Default.

         (1) Kaufman Trust may terminate this Amendment and accelerate all of the payments required to be made hereunder, upon the occurrence of the following event ("Event of Default"):

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              (i) Any failure by OnCure to make any Monthly Payment required to be made hereunder, on or before the date on which such payment is required to be made, provided that such failure continues unremedied for a period of ten (10) days.

SECTION 1.5 Termination.

         (1) Except in the Event of Default, Kaufman Trust's right to receive any payment to be made hereunder shall terminate on June 1, 2003 (the "Termination Date").

SECTION 1.6 Miscellaneous.

         (1) This Amendment shall be interpreted and enforced in accordance with the laws of the State of Florida or New York at the option of Kaufman Trust without regard to its conflicts of law principles.

         (2) This Amendment may be executed in one or more counterparts and by one or more parties to any counterpart, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. A signed counterpart provided by way of facsimile shall be binding upon the parties hereto as an original signed counterpart.

         (3) In the Event of Default, Kaufman Trust, at its option, shall have the right to enforce this Agreement in Florida as set forth in paragraph 12 of the Agreement or obtain a confession of judgment in New York to which OnCure consents in accordance with the application of New York law.

         (4) The Agreement has not been amended except as expressly set forth herein, and the Agreement shall remain in full force and effect as constituted as of the date hereof.

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         WITNESS WHEREOF, Kaufman Trust, Kaufman and OnCure have caused this
Amendment to be executed, all as of the day and year first above written.

KAUFMAN TRUST LTD. TRUST               ONCURE TECHNOLOGIES CORP.

By: /s/ Howard Kaufman                 By: /s/ Jeffrey A. Goffman
    ------------------                     ----------------------
Name: Howard Kaufman                       Name:  Jeffrey A. Goffman
      Trustee                              Title: Chief Executive Officer


      _____________________________
      Howard Kaufman

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